CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$785,000	$101.11

Pricing supplement no. 2630 To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 4-I dated November 14, 2011	Registration Statement No. 333-177923 Dated June 27, 2014 Rule 424(b)(2)

Structured Investments	$785,000 Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks due July 15, 2015

General

•	The notes are designed for investors who seek exposure to the performance of an unequally weighted basket of 16 Reference Stocks, subject to the Basket Adjustment Factor. Investors should be willing to forgo interest and dividend payments and, if the Basket declines or if the Ending Basket Level is not greater than the Starting Basket Level by at least approximately 0.25063%, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing July 15, 2015*
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes priced on June 27, 2014 and are expected to settle on or about July 2, 2014.

Key Terms

Basket:	The Basket consists of 16 common stocks, American depositary shares (“ADSs”), ordinary shares or common shares (each, a “Reference Stock” and collectively, the “Reference Stocks”). The Bloomberg ticker symbol and the issuers of the Reference Stocks, the relevant exchange, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.
Payment at Maturity:

Payment at maturity will reflect the performance of the Basket, subject to the Basket Adjustment Factor. Accordingly, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows:

$1,000 × (1 + Basket Return) × Basket Adjustment Factor

Because the Basket Adjustment Factor is 99.75%, you will lose some or all of your principal amount at maturity if the Basket Return is less than approximately 0.25063%. For more information on how the Basket Adjustment Factor can impact your payment at maturity, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” in this pricing supplement.

Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Basket Adjustment Factor:	99.75%
Starting Basket Level:	Set equal to 100 on the pricing date
Ending Basket Level:	The arithmetic average of the Basket Closing Levels on the Ending Averaging Dates
Basket Closing Level:	On any Ending Averaging Date, the Basket Closing Level will be calculated as follows: 100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]
Stock Return:	With respect to each Reference Stock, on any Ending Averaging Date: (Final Stock Price – Initial Stock Price) Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the pricing date, as specified in “The Basket” on page PS-1 of this pricing supplement, divided by the applicable Stock Adjustment Factor
Final Stock Price:	With respect to each Reference Stock, on any Ending Averaging Date, the closing price of one share of that Reference Stock on that Ending Averaging Date
Stock Adjustment Factor:	With respect to each Reference Stock, set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances. See “General Terms of Notes — Additional Reference Stock Provisions — A. Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.
Original Issue Date (Settlement Date):	On or about July 2, 2014
Ending Averaging Dates*:	July 6, 2015, July 7, 2015, July 8, 2015, July 9, 2015 and July 10, 2015
Maturity Date*:	July 15, 2015
CUSIP:	48127DRD2
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 4-I

Investing in the Return Notes involves a number of risks. See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$7.50	$992.50
Total	$785,000	$5,887.50	$779,112.50
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $7.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set,was $982.50 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

June 27, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

The Basket

The Bloomberg ticker symbol and the issuers of the Reference Stocks, the relevant exchange on which each Reference Stock is listed and the Stock Weight of each Reference Stock are set forth below:

Bloomberg Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weight	Initial Stock Price*
PFE	Pfizer Inc.	New York Stock Exchange (“NYSE”)	6 2/3	$29.67
MRK	Merck & Co., Inc.	NYSE	6 2/3	$57.53
SNY	Sanofi (ADSs)	NYSE	6 2/3	$53.31
BMY	Bristol-Myers Squibb Company	NYSE	6 2/3	$49.05
WAG	Walgreen Co.	NYSE	6 2/3	$74.10
LLY	Eli Lilly and Company	NYSE	6 2/3	$63.10
MYL	Mylan Inc.	The NASDAQ Stock Market (“NASDAQ”)	6 2/3	$51.51
PRGO	Perrigo Company PLC (ordinary shares)	NYSE	6 2/3	$145.97
ZTS	Zoetis Inc.	NYSE	6 2/3	$32.38
BIIB	Biogen Idec Inc.	NASDAQ	5 5/7	$318.13
CELG	Celgene Corporation	NASDAQ	5 5/7	$86.80
VRX	Valeant Pharmaceuticals International, Inc. (common shares)	NYSE	5 5/7	$128.85
ILMN	Illumina, Inc.	NASDAQ	5 5/7	$172.70
ENDP	Endo Health Solutions Inc.	NASDAQ	5 5/7	$70.34
IPXL	Impax Laboratories, Inc.	NASDAQ	5 5/7	$30.25
GILD	Gilead Sciences, Inc.	NASDAQ	5 5/7	$82.94

* Subject to adjustments

Supplemental Terms of the Notes

For the avoidance of doubt, “General Terms of Notes — Additional Reference Stock Provisions — C. Delisting of a Reference Stock or Nationalization of a Reference Stock Issuer” in the accompanying product supplement no. 4-I is not applicable to the notes.

JPMorgan Structured Investments —	PS-1
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return or payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Basket Adjustment Factor of 99.75% and the Starting Basket Level of 100. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
200.00000	100.00000%	99.50000%
190.00000	90.00000%	89.52500%
180.00000	80.00000%	79.55000%
170.00000	70.00000%	69.57500%
160.00000	60.00000%	59.60000%
150.00000	50.00000%	49.62500%
140.00000	40.00000%	39.65000%
130.00000	30.00000%	29.67500%
120.00000	20.00000%	19.70000%
110.00000	10.00000%	9.72500%
105.00000	5.00000%	4.73750%
100.25063	0.25063%	0.00000%
100.20000	0.20000%	-0.05050%
100.00000	0.00000%	-0.25000%
95.00000	-5.00000%	-5.23750%
90.00000	-10.00000%	-10.22500%
80.00000	-20.00000%	-20.20000%
70.00000	-30.00000%	-30.17500%
60.00000	-40.00000%	-40.15000%
50.00000	-50.00000%	-50.12500%
40.00000	-60.00000%	-60.10000%
30.00000	-70.00000%	-70.07500%
20.00000	-80.00000%	-80.05000%
10.00000	-90.00000%	-90.02500%
0.00000	-100.00000%	-100.00000%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return is 5%, the investor receives a payment at maturity of $1,047.375 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5%) × 99.75% = $1,047.375

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 100.20. Although the Ending Basket Level of 100.20 is greater than the Starting Basket Level of 100 and the Basket Return is 0.20%, because of the adverse effect of the Basket Adjustment Factor, the investor receives a payment at maturity of $999.495 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0.20%) × 99.75% = $999.495

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80. Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100 and the Basket Return is -20%, the investor receives a payment at maturity of $798 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + -20%) × 99.75% = $798

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-2
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

Selected Purchase Considerations

•	UNCAPPED INVESTMENT EXPOSURE TO THE PERFORMANCE OF THE BASKET — The notes provide uncapped exposure to the performance of the Basket, subject to the Basket Adjustment Factor. Because the notes are our unsecured and unsubordinated obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	RETURN LINKED TO AN UNEQUALLY WEIGHTED BASKET OF 16 REFERENCE STOCKS — The return on the notes is linked to the performance of an unequally weighted Basket that consists of 16 Reference Stocks as set forth under “The Basket” on page PS-1 of this pricing supplement.
•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Notwithstanding the dates outlined in the discussion under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Recent Legislation” in the accompanying product supplement, withholding under legislation enacted in 2010, commonly referred to as “FATCA,” applies to instruments issued after June 30, 2014 (including the notes if they were recharacterized as debt instruments) with respect to amounts treated as interest made after June 30, 2014 and payments of gross proceeds made after December 31, 2016. You should consult your tax advisor regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal. The amount payable at maturity, if any, will reflect the performance of the Reference Stocks, subject to a reduction by the Basket Adjustment Factor. Because the Basket Adjustment Factor reduces the payment at maturity, if the Ending Basket Level is not greater than the Starting Basket Level by at least approximately 0.25063%, you will lose some or all of your investment in the notes.
•	THE BASKET ADJUSTMENT FACTOR WILL DIMINISH ANY INCREASE IN THE VALUE OF THE BASKET AND MAGNIFY ANY DECLINE IN THE VALUE OF BASKET — If the Basket Return is negative or is less than approximately 0.25063%, at maturity, you will lose some or all of your investment. In addition, the Basket Adjustment Factor will diminish any increase in the value of the Basket and magnify any decline in the value of the Basket. For each 1% that the Ending Basket Level is greater than the Starting Basket Level, the return on your investment will increase by less than 1%. In addition, for each 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose more than 1% of your investment in the notes, provided that the payment at maturity will not be less than zero.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our
JPMorgan Structured Investments —	PS-3
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of each Reference Stock, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the closing prices of the Reference Stocks;
•	the time to maturity of the notes;
•	the correlation (or lack of correlation) in price movements among the Reference Stocks;
JPMorgan Structured Investments —	PS-4
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

•	the dividend rates on the Reference Stocks;
•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an unequally weighted Basket consisting of 16 Reference Stocks. Price movements and performances in the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the value of the other Reference Stocks. In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.
•	THE REFERENCES STOCKS INCLUDED IN THE BASKET ARE CONCENTRATED IN THE HEALTHCARE INDUSTRY — Each of the stocks in the Basket has been issued by a company whose business is associated with the healthcare industry. Because the value of the notes is determined by the performance of the Basket, an investment in these notes will be concentrated in this industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes. Because the Basket Adjustment Factor always reduces the Payment at Maturity, your return from an investment in the notes may be less than the return from a direct investment in the Reference Stocks.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	LIMITED TRADING HISTORY — The Class A common stock of Zoetis Inc. commenced trading on the New York Stock Exchange on February 1, 2013 and therefore has limited historical performance. Accordingly, historical information for Zoetis Inc. and for the Basket as a whole is available only since that date. Past performance should not be considered indicative of future performance.
•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES WITH RESPECT TO THE AMERICAN DEPOSITARY SHARES OF SANOFI, THE ORDINARY SHARES OF PERRIGO COMPANY PLC AND THE COMMON SHARES OF VALEANT PHARMACEUTICALS INTERNATIONAL, INC. — An investment in the notes, which are linked in part to the American depositary shares of Sanofi, the ordinary shares of Perrigo Company PLC (which we refer to as “Perrigo”) and to the common shares of Valeant Pharmaceuticals International, Inc. (“Valeant”), involves risks associated with the home countries of Sanofi, Perrigo and Valeant (which are France, Ireland or Canada, respectively). Non-U.S. companies, such as those organized in France, Ireland and Canada, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. company (i.e., France, Ireland or Canada), including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of that country may differ favorably or
JPMorgan Structured Investments —	PS-5
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK WITH RESPECT TO THE AMERICAN DEPOSITARY SHARES OF SANOFI, THE ORDINARY SHARES OF PERRIGO AND THE COMMON SHARES OF VALEANT — Because the American depositary shares of Sanofi are quoted and traded in U.S. dollars on the New York Stock Exchange and in the European Union euro on the NYSE Euronext Paris, the ordinary shares of Perrigo are quoted and traded in U.S. dollars on the New York Stock Exchange and in the Israeli new shekel on the Tel Aviv Stock Exchange, and the common shares of Valeant are quoted and traded in U.S. dollars on the New York Stock Exchange and in Canadian dollars on the Toronto Stock Exchange, fluctuations in the exchange rates between each of the European Union euro, the Israeli new shekel, the Canadian dollar and the U.S. dollar will likely affect the relative value of the American depositary shares of Sanofi, the ordinary shares of Perrigo and the common shares of Valeant in the different currencies and, as a result, will likely affect the market price of the American depositary shares of Sanofi, the ordinary shares of Perrigo and the common shares of Valeant, respectively, trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect the closing prices of the American depositary shares of Sanofi, the ordinary shares of Perrigo and the common shares of Valeant, and accordingly, the market value of the notes. The European Union euro, the Israeli new shekel and the Canadian dollar have been subject to significant fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rates between each of the European Union euro, the Israeli new shekel, the Canadian dollar and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rates between the European Union euro, the Israeli new shekel, the Canadian dollar and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the European Union, Israel, Canada and the United States, including economic and political developments in other countries. Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) interest rate and exchange rate volatility levels which impact currency bid/offer spreads; (iv) the balance of payments; and (v) the extent of governmental surpluses or deficits in the European Union, Israel, Canada and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the European Union, Israel, Canada and the United States and other countries important to international trade and finance.
•	THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSs OF SANOFI AND THE RIGHTS OF HOLDERS OF THE ORDINARY SHARES OF SANOFI — You should be aware that your return on the notes is linked in part to the price of the ADSs of Sanofi and not the ordinary shares of Sanofi. There are important differences between the rights of holders of ADSs and the rights of holders of the ordinary shares. Each ADS is a security evidenced by American depositary receipts that represents one-half of one ordinary share. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, Sanofi, and holders of the ADSs, which may be different from the rights of holders of the ordinary shares. For example, each may make distributions in respect of the ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the ordinary shares of Sanofi may be significant and may materially and adversely affect the value of the ADSs and, as a result, the notes.
JPMorgan Structured Investments —	PS-6
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Except as specified below, companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Basket and the Reference Stocks

The graph of the historical Basket performance is based on the historical performance of the Reference Stocks from February 1, 2013 through June 27, 2014 and assumes the Basket Closing Level on February 1, 2013 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement. Except as noted below, the graphs contained in this pricing supplement set forth the historical performance of the Reference Stocks from January 2, 2009 through June 27, 2014. We obtained the closing prices in this pricing supplement from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the pricing date or on any Ending Averaging Date. We cannot give you assurance that the performance of the Basket will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from February 1, 2013 through June 27, 2014. The following graph assumes the Basket Closing Level on February 1, 2013 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

JPMorgan Structured Investments —	PS-7
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

Pfizer Inc. (“Pfizer”)

According to its publicly available filings with the SEC, Pfizer is a research-based, global biopharmaceutical company. The common stock of Pfizer, par value $0.05 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Pfizer in the accompanying product supplement no. 4-I. Pfizer’s SEC file number is 001-03619.

Historical Information Regarding the Common Stock of Pfizer

The following graph sets forth the historical performance of the common stock of Pfizer based on the weekly closing price of one share of the common stock of Pfizer from January 2, 2009 through June 27, 2014. The closing price of one share of the common stock of Pfizer on June 27, 2014 was $29.67.

Merck & Co., Inc. (“Merck”)

According to its publicly available filings with the SEC, Merck is a global health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health and consumer care products. The common stock of Merck, par value $0.50 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Merck in the accompanying product supplement no. 4-I. Merck’s SEC file number is 001-06571.

Historical Information Regarding the Common Stock of Merck

The following graph sets forth the historical performance of the common stock of Merck based on the weekly closing price of one share of the common stock of Merck from January 2, 2009 through June 27, 2014. The closing price of one share of the common stock of Merck on June 27, 2014 was $57.53.

JPMorgan Structured Investments —	PS-8
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

Sanofi

According to its publicly available filings with the SEC, Sanofi, a French company, is a global healthcare provider offering solutions across multiple platforms, including emerging markets, diabetes solutions, vaccines, consumer health care, animal health, genzyme and other products. The ADSs of Sanofi, par value €2.00 per share, are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Sanofi in the accompanying product supplement no. 4-I. Sanofi’s SEC file number is 001-31368.

Historical Information Regarding the ADSs of Sanofi

The following graph sets forth the historical performance of the ADSs of Sanofi based on the weekly closing price of one ADS of Sanofi from January 2, 2009 through June 27, 2014. The closing price of one ADS of Sanofi on June 27, 2014 was $53.31.

Bristol-Myers Squibb Company (“Bristol-Myers”)

According to its publicly available filings with the SEC, Bristol-Myers is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceutical products on a global basis. The common stock of Bristol-Myers, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Bristol-Myers in the accompanying product supplement no. 4-I. Bristol-Myers’ SEC file number is 001-01136.

Historical Information Regarding the Common Stock of Bristol-Myers

The following graph sets forth the historical performance of the common stock of Bristol-Myers based on the weekly closing price of one share of the common stock of Bristol-Myers from January 2, 2009 through June 27, 2014. The closing price of one share of the common stock of Bristol-Myers on June 27, 2014 was $49.05.

JPMorgan Structured Investments —	PS-9
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

Walgreen Co. (“Walgreens”)

According to its publicly available filings with the SEC, Walgreens operates a drugstore chain in the United States. Walgreens sells prescription and non-prescription drugs as well as general merchandise, including household items, convenience and fresh foods, personal care, beauty care, photofinishing and candy. The common stock of Walgreens, par value $0.078125 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Walgreens in the accompanying product supplement no. 4-I. Walgreens’ SEC file number is 001-00604.

Historical Information Regarding the Common Stock of Walgreens

The following graph sets forth the historical performance of the common stock of Walgreens based on the weekly closing price of one share of the common stock of Walgreens from January 2, 2009 through June 27, 2014. The closing price of one share of the common stock of Walgreens on June 27, 2014 was $74.10.

Eli Lilly and Company (“Lilly”)

According to its publicly available filings with the SEC, Lilly discovers, develops, manufactures and markets products in two business segments — human pharmaceutical products and animal health products. The common stock of Lilly, no par value, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Lilly in the accompanying product supplement no. 4-I. Lilly’s SEC file number is 001-06351.

Historical Information Regarding the Common Stock of Lilly

The following graph sets forth the historical performance of the common stock of Lilly based on the weekly closing price of one share of the common stock of Lilly from January 2, 2009 through June 27, 2014. The closing price of one share of the common stock of Lilly on June 27, 2014 was $63.10.

JPMorgan Structured Investments —	PS-10
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

Mylan Inc. (“Mylan”)

According to its publicly available filings with the SEC, Mylan is a global pharmaceutical company that develops, licenses, manufactures, markets and distributes generic, branded generic and specialty pharmaceuticals. The common stock of Mylan, par value $0.50 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Mylan in the accompanying product supplement no. 4-I. Mylan’s SEC file number is 001-09114.

Historical Information Regarding the Common Stock of Mylan

The following graph sets forth the historical performance of the common stock of Mylan based on the weekly closing price of one share of the common stock of Mylan from January 2, 2009 through June 27, 2014. The closing price of one share of the common stock of Mylan on June 27, 2014 was $51.51.

Perrigo Company plc (“Perrigo”)

According to its publicly available filings with the SEC, Perrigo, an Irish company, is a global healthcare supplier, which develops, manufactures and distributes over-the-counter and generic prescription pharmaceuticals, nutritional products and active pharmaceutical ingredients, and has a specialty sciences business comprised of assets focused predominantly on the treatment of multiple sclerosis.  Perrigo became the successor SEC registrant to Perrigo Company on December 18, 2013, in connection with the consummation of Perrigo’s acquisition of Elan Corporation, plc and a related merger as a result of which Perrigo Company and Elan Corporation, plc became wholly owned subsidiaries of Perrigo.  The ordinary shares of Perrigo, par value €0.001 per share, are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Perrigo in the accompanying product supplement no. 4-I.  Perrigo’s SEC file number is 001-36353.

Historical Information Regarding the Common Stock of Perrigo Company and the Ordinary Shares of Perrigo

The following graph sets forth the historical performance of the common stock, no par value, of Perrigo Company, which were traded on the New York Stock Exchange, based on the weekly closing price of one share of the common stock of Perrigo Company from January 2, 2009 through December 13, 2013, and the historical performance of the ordinary shares of Perrigo based on the weekly closing price of one ordinary share of Perrigo from December 20, 2013 through June 27, 2014.  The ordinary shares of Perrigo commenced trading on the New York Stock Exchange on December 19, 2013.  The closing price of one ordinary share of Perrigo on June 27, 2014 was $145.97.

†The vertical dotted line in the graph indicates December 19, 2013, which was the first day of trading for the ordinary shares of Perrigo.  In the graph, the performance to the left of the vertical dotted line reflects the common stock of Perrigo Company and the performance to the right of the vertical dotted line reflects the ordinary shares of Perrigo.

JPMorgan Structured Investments —	PS-11
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

Zoetis Inc. (“Zoetis”)

According to its publicly available filings with the SEC, Zoetis engages in the discovery, development, manufacture and commercialization of animal health medicines and vaccines, with a focus on both livestock and companion animals. The common stock of Zoetis, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Zoetis in the accompanying product supplement no. 4-I. Zoetis’ SEC file number is 001-35797.

Historical Information Regarding the Common Stock of Zoetis

The following graph sets forth the historical performance of the common stock of Zoetis based on the weekly closing price of one share of the common stock of Zoetis from February 1, 2013 through June 27, 2014. The common stock of Zoetis commenced trading on February 1, 2013 and therefore has a limited performance history. The closing price of one share of the common stock of Zoetis on June 27, 2014 was $32.38.

Biogen Idec Inc. (“Biogen Idec”)

According to its publicly available filings with the SEC, Biogen Idec is a global biotechnology company focused on discovering, developing, manufacturing and marketing therapies for the treatment of multiple sclerosis and other autoimmune disorders, neurodegenerative diseases and hemophilia. The common stock of Biogen Idec, par value $0.0005 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Biogen Idec in the accompanying product supplement no. 4-I. Biogen Idec’s SEC file number is 000-19311.

Historical Information Regarding the Common Stock of Biogen Idec

The following graph sets forth the historical performance of the common stock of Biogen Idec based on the weekly closing price of one share of the common stock of Biogen Idec from January 2, 2009 through June 27, 2014. The closing price of one share of the common stock of Biogen Idec on June 27, 2014 was $318.13.

JPMorgan Structured Investments —	PS-12
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

Celgene Corporation (“Celgene”)

According to its publicly available filings with the SEC, Celgene is a global biopharmaceutical company primarily engaged in the discovery, development and commercialization of therapies designed to treat cancer and immune-inflammatory related diseases. The common stock of Celgene, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Celgene in the accompanying product supplement no. 4-I. Celgene’s SEC file number is 001-34912.

Historical Information Regarding the Common Stock of Celgene

The following graph sets forth the historical performance of the common stock of Celgene based on the weekly closing price of one share of the common stock of Celgene from January 2, 2009 through June 27, 2014. The closing price of one share of the common stock of Celgene on June 27, 2014 was $86.80.

Valeant Pharmaceuticals International, Inc. (“Valeant”)

According to its publicly available filings with the SEC, Valeant, a Canadian company, is a multinational, specialty pharmaceutical and medical device company that develops, manufactures and markets a range of branded, generic and branded generic pharmaceuticals, over-the-counter products and medical devices. The common shares of Valeant, no par value, are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Valeant in the accompanying product supplement no. 4-I. Valeant’s SEC file number is 001-14956.

Historical Information Regarding the Common Shares of Valeant

The following graph sets forth the historical performance of the common shares of Valeant based on the weekly closing price of one common share of Valeant from January 2, 2009 through June 27, 2014. The closing price of one common share of Valeant on June 27, 2014 was $128.85.

JPMorgan Structured Investments —	PS-13
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

Illumina, Inc. (“Illumina”)

According to its publicly available filings with the SEC, Illumina is a developer, manufacturer and marketer of life science tools and integrated systems for the analysis of genetic variation and function. The common stock of Illumina, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Illumina in the accompanying product supplement no. 4-I. Illumina’s SEC file number is 001-35406.

Historical Information Regarding the Common Stock of Illumina

The following graph sets forth the historical performance of the common stock of Illumina based on the weekly closing price of one share of the common stock of Illumina from January 2, 2009 through June 27, 2014. The closing price of one share of the common stock of Illumina on June 27, 2014 was $172.70.

Endo Health Solutions Inc. (“Endo”)

According to its publicly available filings with the SEC, Endo is a specialty healthcare company focused on branded and generic pharmaceuticals and devices. The common stock of Endo, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Endo in the accompanying product supplement no. 4-I. Endo’s SEC file number is 001-15989.

Historical Information Regarding the Common Stock of Endo

The following graph sets forth the historical performance of the common stock of Endo based on the weekly closing price of one share of the common stock of Endo from January 2, 2009 through June 27, 2014. The closing price of one share of the common stock of Endo on June 27, 2014 was $70.34.

JPMorgan Structured Investments —	PS-14
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

Impax Laboratories, Inc. (“Impax”)

According to its publicly available filings with the SEC, Impax is a technology-based, specialty pharmaceutical company engaged in the development, manufacture and marketing of bioequivalent pharmaceutical products, commonly referred to as “generics,” in addition to the development and marketing of branded products. The common stock of Impax, par value $0.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Impax in the accompanying product supplement no. 4-I. Impax’s SEC file number is 001-34263.

Historical Information Regarding the Common Stock of Impax

The following graph sets forth the historical performance of the common stock of Impax based on the weekly closing price of one share of the common stock of Impax from March 20, 2009 through June 27, 2014. The common stock of Impax was delisted by The NASDAQ Stock Market on August 8, 2005 due to its failure to file its annual report on Form 10-K for the year ended December 31, 2004 and quarterly report on Form 10-Q for the quarter ended March 31, 2005.  On December 29, 2006, the SEC suspended all trading in the common stock of Impax until January 16, 2007 and instituted an administrative proceeding to determine whether, in light of its reporting delinquency, to suspend or revoke the registration of its common stock under Section 12 of the Exchange Act.  On May 23, 2008, the registration of the common stock of Impax under Section 12 of the Exchange Act was revoked and brokers and dealers were prohibited from  effecting transactions in the common stock of Impax.   On December 9, 2008, the common stock of Impax again became registered under Section 12 of the Exchange Act.  On March 16, 2009, the common stock of Impax commenced trading on The NASDAQ Stock Market.. The closing price of one share of the common stock of Impax on June 27, 2014 was $30.25.

Gilead Sciences, Inc. (“Gilead”)

According to its publicly available filings with the SEC, Gilead is a research-based biopharmaceutical company that discovers, develops and commercializes medicines. Gilead’s primary areas of focus include human immunodeficiency virus, liver diseases such as chronic hepatitis B virus infection and chronic hepatitis C virus infection, oncology/inflammation and serious cardiovascular and respiratory conditions. The common stock of Gilead, par value $0.001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Gilead in the accompanying product supplement no. 4-I. Gilead’s SEC file number is 000-19731.

Historical Information Regarding the Common Stock of Gilead

The following graph sets forth the historical performance of the common stock of Gilead based on the weekly closing price of one share of the common stock of Gilead from January 2, 2009 through June 27, 2014. The closing price of one share of the common stock of Gilead on June 27, 2014 was $82.94.

JPMorgan Structured Investments —	PS-15
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —	PS-16
Return Notes Linked to an Unequally Weighted Basket of 16 Reference Stocks